EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, dated as of April 1, 1998, is between Imation Corp., a Delaware corporation (the "Company") and Robert L. Edwards (the "Employee").

         WHEREAS, the Company and the Employee desire to enter into an employment agreement;

         NOW, THEREFORE, in consideration of the premise and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1.       Term; Position and Responsibilities.

                  (a) Term of Employment. Unless the Employee's employment shall terminate sooner pursuant to Section 7 hereof, the Company shall employ the Employee for a term commencing on April 6, 1998 and ending on March 31, 2000 (the "Employment Term"), and the Employee's employment shall continue thereafter at will.

                  (b) Position and Responsibilities. During the Employment Term, the Employee will serve as Senior Vice President - Strategy, Planning and Chief Financial Officer of the Company and shall have the duties, responsibilities and authority customarily associated with such positions, subject to the supervisory powers of the Board of Directors of the Company (the "Board"). During the Employment Term, the Employee will devote all of his skill, knowledge and working time (except for reasonable vacation time and absence for sickness or similar disability) to the conscientious performance of his duties. Anything herein to the contrary notwithstanding, subject to Section 8 hereof, nothing shall preclude the Employee from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities community affairs and (iii) managing his personal investments and affairs, provided that such activities do not interfere with the proper performance of his duties and responsibilities hereunder. The Employee represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Employee further represents that he has provided a copy to the Company of any employment agreement or arrangement that he has signed with a previous employer.

         2. Base Salary. As compensation for the services to be performed by the Employee hereunder, the Company will pay the


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Employee an annual base salary of $250,000 during the Employment Term. The
Compensation Committee of the Board will review the Employee's base salary from time to time during the Employment Term and, in the discretion of such Committee, may increase such base salary from time to time based upon the performance of the Employee, the financial condition of the Company, prevailing industry salary scales or such other factors as such Committee, in its discretion, may consider relevant. (The annual base salary payable to the Employee under this Section 2, as the same may be increased as described above, shall hereinafter be referred to as "Base Salary".) The Base Salary payable under this Section 2 shall be reduced to the extent that the Employee elects to defer such Base Salary under the terms of any savings plan maintained or established by the Company, provided that any such reduction in the Base Salary shall not be taken into account for purposes of calculating the amount of the Bonus Award (as defined in Section 3 below). The Company shall pay the Employee the Base Salary in accordance with the Company's standard payroll practices as in effect from time to time.

         3. Incentive Compensation. During the Employment Term, the Employee shall be eligible to participate in the Company's Success Sharing Plan under which he may receive such annual incentive compensation in such amount and on such terms and conditions as shall be determined from time to time by the Compensation Committee of the Board (the "Bonus Award"). The target amount of the Employee's Bonus Award shall be approximately $175,000 and the actual amount of the Bonus Award will vary depending on the economic profit improvement or financial performance of the Company or other standards established by the Compensation Committee in its discretion. For fiscal year 1998, the Company will guarantee the payment to the Employee of a Bonus Award in the amount of $175,000 based on an employment start date of April 6, 1998.

         4. Stock Options. Pursuant to the provisions of the Company's 1996 Employee Stock Incentive Program or any successor plan (the "Stock Plan"), the Compensation Committee of the Board will grant to the Employee in 1998 an option to purchase 100,000 shares of common stock of the Company at an exercise price per share of $18.00, the Fair Market Value (as defined in the Stock Plan) of a share of common stock of the Company on March 13, 1998. The option will not be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The option will vest in installments over a five-year period as follows: 25% after two years, 50% after three years, 75% after four years and 100% after five years from the date of grant; provided, however, that such option shall become fully exercisable in the event of the Employee's termination of employment during the Employment Term Without Cause or for Good Reason, as described in Section 7 below. The option will have a term of 10 years from the date of grant.

         5. Employee Benefits. During the Employment Term, employee benefits, including life, medical, dental, disability and officer's


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liability insurance, will be provided to the Employee in accordance with programs of the Company then available to executive employees. The Employee shall also be eligible to participate in the Company's retirement and savings plans, as the same may be amended and in effect from time to time, at levels and having interests commensurate with the Employee's then current period of service, compensation and position.

         6.       Expenses.

                  (a) General. During the Employment Term, the Company shall reimburse the Employee for all reasonable business expenses upon the presentation of records of such expenses, in accordance with the applicable policies and procedures of the Company then in effect.

                  (b) Relocation Expenses. The Company shall reimburse the Employee for his expenses associated with his relocation to the Twin Cities metropolitan area.

         7.       Termination of Employment.

                  (a) Termination Due to Death or Disability. In the event that the Employee's employment terminates during the Employment Term due to death or is terminated by the Company due to the Employee's Disability (as defined below), no termination benefits shall be payable to or in respect of the Employee except as provided in Section 7(g)(ii). For purposes of this Agreement, "Disability" shall mean the inability of the Employee to perform the duties and responsibilities of his employment hereunder by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of six months or longer. A period of inability shall be "uninterrupted" unless and until the Employee returns to full-time work for a continuous period of at least 30 days.

                  (b) Termination by the Company for Cause. The Employee may be terminated for Cause by the Company. "Cause" shall mean: (i) the Employee's continued and willful failure to perform his duties and responsibilities, which failure is not remedied by him within 30 days after the Employee's receipt of written notice from the Company of such failure, (ii) an act or acts of dishonesty undertaken by the Employee and intended to result in gain or personal enrichment of the Employee at the expense of the Company, (iii) unlawful conduct or gross misconduct that is willful on the Employee's part and that is demonstrably and materially injurious to the Company, (iv) the conviction of the Employee of a felony or (v) the existence of any court order prohibiting the Employee's continued employment with the Company.


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                  (c) Termination by the Company Without Cause. The Employee may
         be terminated Without Cause by the Company. A termination "Without Cause" shall mean a termination of employment by the Company other than due to Disability as defined in Section 7(a) or for Cause as defined in
         Section 7(b).

                  (d) Termination by the Employee For Good Reason. The Employee may terminate his employment with the Company for Good reason. "Good Reason" shall mean termination of employment by the Employee within 30 days following (i) the assignment to the Employee of any duties or responsibilities that are significantly different from, and result in a substantial diminution of, the duties and responsibilities of the Senior Vice President Strategy, Planning and Chief Financial Officer of the Company, (ii) the failure by the Company to obtain the assumption in writing of this Agreement by any successor as contemplated by
         Section 9 hereof or (iii) a material breach by the Company of this Agreement.

                  (e) Notice of Termination. Any termination by the Company pursuant to Section 7(a), 7(b) or 7(c) or a termination by the Employee pursuant to section 7(d) shall be communicated by a written "Notice of Termination" addressed to the other party. A "Notice of Termination" shall mean a notice (i) stating that the Employee's employment hereunder has been or will be terminated, (ii) setting forth the date of such termination and (iii) indicating the termination provision in this Agreement under which the Company is terminating the Employee's employment and setting forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Employee' employment under the provision so indicated. A " Notice of Termination" from the employee shall mean a notice stating that the Employee is termination his employment with the Company on the Termination Date (as defined below) and indicating the termination provision in Section 7(d) of this Agreement under which he is terminating his employment.

                  (f) Termination Date. The "Termination Date" shall be (i) the date of the Employee's death if the Employee's employment is terminated by his death, (ii)the date on which Notice of Termination is given as contemplated by Section 7(e) if the Employee's employment is terminated for Cause, (iii) 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e) (or, if no such Notice is given, 30 days after the date of termination of employment) if the Employee's employment is terminated due to Disability or Without Cause, and (iv) 30 days after the date on which Notice of termination is given as contemplated by Section 7(e) if the Employee terminates his employment for Good reason.

                  (g)      Payments Upon Certain Terminations.


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                           (i) In the event of a termination of the Employee's
                  employment Without Cause or by the Employee for Good Reason prior to April 1, 1999, the Company shall pay to the Employee an amount equal to the sum of (A) two times the Employee's annual Base Salary as of the Termination Date multiplied by a fraction of which (x) the numerator shall be the number of months remaining in the Employment term (including the month in which the termination date occurs) and (y) the denominator shall be 24, (B) $175.000, but only to the extent such amount has not been paid pursuant to Section 3 hereof (C) the target amount of the Employee's Bonus Award for fiscal year 1999. The Company shall pay the Employee such amount in equal monthly installments for the remainder of the original Employment Term. In the event of a termination of the Employee's employment Without Cause or by the Employee for Good Reason during the Employment term but on or after April 1, 1999, the Company shall pay to the Employee in 12 equal monthly installments after the Termination Date an amount equal to the sum of (A) one times the Employee's annual Base Salary as of the Termination date,(B)$175.000, but only to the extent such amount has been paid pursuant to Section 3 hereof and (C) the target amount of the Employee's Bonus obligations to the Employee under this Agreement, except to the extent otherwise provided in the applicable benefit plans and programs referred to Section 5 hereof.

                           (ii) In the event that Employee's employment
                  terminates upon his death or Disability or the Company terminates the Employee's employment for Cause, or the Employee terminates his employment with the Company without Good Reason during the Employment Term, the Company shall pay the Employee his Base Salary through the date of such termination and the Company shall have no additional obligations to the Employee under this Agreement, except to the extent otherwise provided in the applicable benefit plans and programs referred to in Section 5 hereof.


                  (h) Acceleration of Vesting of Stock Options Upon Certain Terminations. In the event of a termination of the Employee's employment Without cause or by the Employee for Good reason during the Employment term, stock options granted to the Employee pursuant to
         Section 4 hereof or otherwise shall become fully exercisable on the date on which the Notice of termination is given and such options shall expire on the 31st day following the termination Date.

                  (i) Condition to Payments. The Company's obligation to make any payments under Section 7(g)(i) and the acceleration of the vesting of stock options

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         pursuant to Section 7(h) shall be conditioned upon the Company's receipt of an appropriately signed "Settlement and Release of Claims" in form and substance satisfactory to the Company.

         8. Confidential Information; Removal of Documents; Non-Competition, Non-Solicitation and Non-Disparagement.

                  (a) Confidential Information; Removal of Documents; Non-Competition. As a condition to Employee's employment with the Company the Employee shall be required to sign an employee agreement in the form attached as Exhibit A hereto (the "Employee Agreement"); provided, however, that the two-year period referenced in Section F of the Employee Agreement shall be changed to a one-year period.

                  (b) Non-Solicitation and Non-Disparagement. During the Employee's employment with the Company and for a period of one year after any termination of employment with the Company, the Employee
         (i)shall not solicit or encourage any officer, employee or consultant of the Company to leave the employ of the Company for employment by or with any other employer; (ii) shall not divert any customer of the Company to any business(a "competitive business") which is in competition with the information processing, medical and photo imaging application or information processor service application businesses of the Company; and (iii) shall not disparage the Company or any employee, director or officer of the Company. For a period of one year after any termination of the Employee's employment with the Company, the Company agrees that its directors and officers shall not disparage the Employee. If, at any time the provisions of this Section 8(b) shall be determined to be invalid of unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 8(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Employee agrees that this
         Section 8(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                  (c) Remedies. In the event of a breach or threatened breach of this Section 8, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate and insufficient.

                  (d) Continuing Operation. Any termination of the Employee's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.


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         9.       Successors; Binding Agreement.

                  (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and/or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and/or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

                  (b) Employee's Successors. The rights and obligations of the Employee under this Agreement may not be assigned, transferred or delegated, in whole or in part, by the Employee.

         10. Conditions to the Agreement. This Agreement is conditioned upon the receipt by the Company of (a) acceptable results of the pre-employment screening process of a reference check, background check and medical evaluation which includes a drug/alcohol screening and (b) an Employment Eligibility Form (Department of Justice Form I-9) executed by the Employee along with one or more documents that identify the Employee and certify that he is authorized to work in the United States.

         11. Entire Agreement. This Agreement and the Employee Agreement constitutes the entire agreement between the Company and the Employee with respect to the subject matter hereof and supersedes all agreements, promises, representations, understandings, arrangements and communications, whether oral or written, relating to such subject matter (including those made to or with the Employee by any other person or entity).

         12. Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflict of laws principles thereof.


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                  (b) Tax Withholding. Any payments made under this Agreement shall be paid net of any applicable withholding requirements under federal, state and local laws or regulations.

                  (c) Amendments; Waiver. No provision of this Agreement may be amended, altered, modified, waived or discharged in any way whatsoever except by written agreement executed by the Employee and such officer of the Company as may be specifically designated for the Company by the Board. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

                  (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (e) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i)in writing,
         (ii)delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii)deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv)addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                                    if to the Company:

                                    Imation Corp.
                                    One Imation Place
                                    Oakdale, Minnesota  55125
                                    Attention:  General Counsel

                                    if to the Employee:

                                    Robert L. Edwards
                                    290 Old Bridge Road
                                    Anaheim Hills California 92808

                  (f) Survival. Sections 8 and 12(a) shall survive the termination of this Agreement and the termination of the Employee's employment with the Company.

                  (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


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                  (h) Headings. The section and other headings contained in this
         Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.



         IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative and the Employee has hereunto set his hand, in each case effective as of the date first above written.

                                                   IMATION CORP.

                                                   By /s/ William T. Monahan
                                                      --------------------------
                                                      William T. Monahan
                                                      Chief Executive Officer


                                                   /s/ Robert L. Edwards
                                                   -----------------------------
                                                   Robert L. Edwards